Exhibit 21


               SUBSIDIARIES OF NS GROUP, INC.
                  (all are wholly-owned)

Name                               State of Incorporation

Erlanger Tubular Corporation          Oklahoma
Imperial Adhesives, Inc. (1)          Ohio
Koppel Steel Corporation              Pennsylvania
Newport Steel Corporation             Kentucky
Northern Kentucky Management          Kentucky


(1)  Subsidiary sold on October 12, 2000